CONTACT:
Lou Anne J. Nabhan
(804) 418-7745
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
Wednesday, November 6, 2019

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES THIRD QUARTER 2019 RESULTS

Highlights:

•	Kitchen Collection is winding down its retail operations and will close all of its 160 stores by the end of 2019

•	Hamilton Beach Brands Q3 2019 revenue decreased 12.5% to $150.9 million compared to record third-quarter revenue in 2018

•	Lower sales volume in the Hamilton Beach Brands U.S. consumer market was due in large part to a significant change in retailer order patterns driven by the adverse impact of tariffs

•	Hamilton Beach Brands expects to recover much of the Q3 2019 revenue shortfall in Q4 2019 as a result of revenue timing shifts

Glen Allen, Virginia, November 6, 2019 - Hamilton Beach Brands Holding Company (NYSE: HBB), an operating holding company for Hamilton Beach Brands, Inc. and The Kitchen Collection, LLC, today reported third quarter 2019 results. On October 15, 2019, the Company announced the wind down of the retail operations of Kitchen Collection and the closure of all of its 160 stores by the end of 2019.
Consolidated revenue for the third quarter of 2019 was $169.8 million compared to $196.9 million for the third quarter of 2018. Income before income taxes was $2.5 million compared to $10.2 million in the 2018 third quarter. Income tax expense was $2.1 million compared to $2.2 million in the third quarter of 2018. The current quarter tax expense includes $1.9 million of deferred tax expense related to a change in judgment regarding the valuation allowance recorded against the deferred tax assets of Kitchen Collection. Net income for the third quarter of 2019 was $0.4 million, or $0.03 per diluted share, compared to net income of $8.0 million, or $0.59 per diluted share for the third quarter of 2018.
For the nine months ended September 30, 2019, consolidated use of cash before financing activities was $38.4 million compared to $53.8 million in the prior year period. The improvement reflected an $11.4 million decrease in net cash used for operating activities. Capital expenditures were $3.3 million compared to $7.2 million in the first nine months of 2018. The Company had cash on hand of $1.9 million as of September 30, 2019 compared to $2.1 million as of September 30, 2018. Debt at September 30, 2019 was $89.7 million compared to $99.9 million at September 30, 2018.
In May 2018, the Company's Board of Directors authorized a stock buyback program to purchase up to $25.0 million of the Company's outstanding Class A common stock through December 31, 2019.  In the third quarter of 2019, the Company repurchased 235,206 shares for an aggregate purchase price of $3.6 million. Since the inception of this program, the Company has repurchased a total of 364,893 shares for a total aggregate purchase price of $6.0 million.

Hamilton Beach Brands Segment

Revenue at Hamilton Beach Brands was $150.9 million for the third quarter of 2019 compared to a very strong 2018 third quarter when revenue reached a record $172.5 million. The revenue decrease was due to lower sales volume in the U.S. and international consumer markets.
The lower sales volume in the U.S. was due in part to a significant change in retailer order patterns driven by the adverse impact of tariffs. Much of the revenue shortfall is expected to be recovered in the fourth quarter of 2019. The impact of current and pending tariffs on the company has become more significant. Due to holiday order timing coinciding with the List 4a implementation date, retailers have been less open to tariff related negotiations and the process has taken longer to finalize. Additionally, in the third quarter of 2019, nearly 50% of the shortfall in the company's U.S. consumer market revenue was due to lower direct import sales. As a result of tariffs, retailers are less inclined to take ownership of some inventory from the company's suppliers in China, which has the benefit of cost savings to the retailer and earlier revenue recognition to the company. Retailers have increasingly opted to take ownership of inventory from the company's U.S. warehouse, which can add up to five weeks to the date on which the company can recognize the revenue, resulting in a timing shift from the third quarter to the fourth quarter for a large amount of revenue. Also contributing to the third-quarter revenue shortfall was a loss of placements in the dollar store channel resulting from the company's decision to not maintain very low margin business. Finally, ongoing foot traffic challenges at some retailers and other pressure points facing individual retail companies had a negative impact on U.S. consumer sales in the third quarter.
The adverse impact of tariffs was evident in the U.S. small kitchen appliance industry's performance in the third quarter of 2019. Industry sales overall were flat, while the mass segment of the market, in which the Hamilton Beach and Proctor Silex brands participate, decreased. The smaller premium segment of the market, in which the company's only-the-best brands participate, increased. The U.S. food service and hospitality industries are also adversely affected by the impact of tariffs.
In the company's international consumer markets, the lower sales volume was due in large part to a one-time special purchase in 2018 by a customer in Latin America and to a lesser degree to reduced demand in several markets. The company's global e-commerce revenue grew in the third quarter compared to the prior year period. The company's global commercial revenue also increased in the third quarter of 2019 compared to the third quarter of 2018.
Gross profit margin for the third quarter of 2019 decreased to 20.7% from 22.3% last year due to higher inbound freight, transportation and warehousing expenses, and the adverse impact of tariffs. Selling, general and administrative expenses were $23.6 million compared to $24.8 million, mainly due to lower legal and professional services fees related to patent litigation expenses. Operating profit was $7.3 million for the third quarter of 2019 compared to $13.2 million for the prior year period, mostly as a result of the lower sales volume.
Based on early fourth-quarter results, Hamilton Beach Brands expects to recover much of the third-quarter revenue shortfall. The extent of recovery will ultimately depend on retailer and consumer response to increased product costs and higher prices at retail caused by the tariffs. For the full year 2019, the company expects revenue to be approximately even with 2018. Operating profit is expected to be in the range of even to a modest decrease compared with 2018. Cash flow before financing activities is expected to increase significantly in 2019 compared to 2018, as the company continues to work toward a goal of returning to pre-2018 levels and exceeding $20 million. Due to the impact of certain revenue shifting from the third quarter to the fourth quarter, the timing of accounts receivables collections could move into the first quarter of 2020. Capital expenditures are expected to be $4.3 million in 2019, primarily for investment in information technology infrastructure and tooling for new products. Looking ahead to 2020, the company expects improvement compared to 2019 in revenue, operating profit and cash flow before financing activities; however, due to the unknown impact of tariffs on List 4b products, and the response of retailers and consumers to tariffs, the extent of improvement cannot be fully anticipated at this time. The company will provide an update on its expectations for 2020 when it announces fourth quarter 2019 results.

Kitchen Collection Segment

Revenue at Kitchen Collection was $20.3 million for the third quarter of 2019 compared to $25.9 million for the third quarter of 2018. The decrease was due to the closure of 37 stores since September 30, 2018 and to lower comparable store sales, which reflects a continuing decline in foot traffic as consumers purchase more online. The current quarter operating loss was $3.1 million compared to $2.4 million and included a $1.0 million non-cash, pretax impairment charge related to property, plant and equipment. At September 30, 2019, Kitchen Collection operated 160 stores compared to 197 stores at September 30, 2018 and 189 stores at December 31, 2018.
As previously announced, during the fourth quarter Kitchen Collection expects to incur expenses in the range of $4.0 million to $6.0 million, primarily for severance obligations and professional fees related to the wind down. The Company expects Kitchen Collection's total cash expenditures relating to the wind down, excluding cash expenditures in the ordinary course as Kitchen Collection continues to operate, to be in the range of $6.0 million to $8.0 million. These charges and expenses do not include lease termination obligations as the amount is subject to negotiation and is not known at this time. The Company’s estimate of the charges and expenses are preliminary and subject to change until finalized. The Company expects that the historical and future financial results of Kitchen Collection will be classified as discontinued operations in the period during which the assets are abandoned, which is currently anticipated to occur during the quarter ending December 31, 2019. Hamilton Beach Brands Holding Company has not guaranteed any of the obligations of Kitchen Collection under its credit agreement.

Investor Perspective

Hamilton Beach Brands Holding Company (HBBHC) is committed to building long-term shareholder value. This Investor Perspective is designed to assist investors in understanding the Company’s long-term objectives, over the next three to five years, the Strategic Initiatives that have been implemented to achieve them, the strong momentum that has been built and continues to build, and anticipated future achievements. HBBHC believes that growth opportunities for Hamilton Beach Brands (HBB) are significant.
    The history of HBB dates back to 1904. Since that time, HBB has been a leading innovator and provider of small kitchen appliances. The Hamilton Beach® brand holds the number one position in the U.S. small kitchen appliance industry for brand units sold in both the brick-and-mortar and e-commerce channels.
HBB’s core North American consumer business includes the U.S., Canada and Mexico. Historically, growth in the core business has been generated primarily by product innovations that are designed to meet specific research driven consumer needs and align with evolving trends, as well as by placements, promotions and branding programs. In 2018, HBB introduced 90 new consumer products across a wide range of brands, price points and categories, leveraging its strong brand portfolio in markets around the world. In 2019, HBB has also launched a strong lineup of new products, including a full line of air fryers and pressure cookers. HBB has long held a strong position in the traditional small kitchen appliance categories, which are experiencing slower growth, and HBB is introducing new products to capture share in the rapidly growing categories. HBB also continues to introduce innovative new products in its Global Commercial business.
To further strengthen its core business and drive growth in new business areas, HBB is investing in six Strategic Initiatives, which are expected to significantly enhance HBB’s market position and financial performance over time. These achievements, in turn, are designed to increase shareholder value.

Hamilton Beach Brands Strategic Initiatives:
1.Establish a leading share of the “Only-the Best” segment of the small kitchen appliance market.
2.Enhance the company’s leadership position in the e-commerce channel globally.
3.Expand the company’s Global Commercial leadership position.
4.Enter new emerging markets.
5.Enter new categories that leverage the company’s strong sourcing and distribution capabilities.
6.Acquire companies that meet strategic criteria.

HBB’s long-term financial objective is to reach $750 million to $1 billion in annual revenue and 9% to 10% operating profit margin over time. HBB expects to generate results within these ranges by increasing revenues and leveraging the current infrastructure. If HBB generates organic growth of 4% to 5% annually, the lower end of the target revenue range would be reached in four to five years. Strategic acquisitions could accelerate the progress. As HBB moves toward the target revenue, the company expects to leverage the current infrastructure and take advantage of increasing economies of scale to achieve its operating profit margin goals. If HBB holds gross margin in line with historical levels, the operating profit goal would be achieved at a level closer to $1 billion. If HBB can expand gross margin by 200 basis points, the operating profit goal would be realized with revenue closer to $750 million. Progress could slow if market conditions or advances with the initiatives do not materialize as expected. Information regarding the progress and momentum for each Strategic Initiative, as well as future plans and expectations, is outlined below.
Establish a leading share of the “Only-the-Best” segment of the small kitchen appliance market: HBB estimates that the “Only-the-Best” (OTB) segment accounts for approximately one-third of the U.S. small kitchen appliance industry’s annual sales. Historically, HBB did not participate in this market segment. In 2014, HBB began to build what is now a strong OTB portfolio when it entered into a multi-year licensing agreement to design, market and distribute Wolf Gourmet® brand small kitchen appliances. Also in 2014, HBB acquired Weston Products, Inc., a provider of field-to-table and farm-to-table food preparation products. In 2016, the Hamilton Beach® Professional line was introduced, which leverages HBB’s commercial product expertise and enables consumers to achieve professional results at home. In 2017, HBB launched the CHI® brand garment care line through a multi-year licensing agreement. In 2019, HBB began selling the Bartesian® premium cocktail delivery system through an exclusive multi-year agreement. The company’s OTB revenue grew 40% in 2018 compared to 2017, from a small base. The growth included new products and expanded distribution, including the e-commerce channel where a high percentage of OTB products are purchased. HBB has a pipeline of new products to further expand its presence in OTB over the next several years. This includes entering significant parts of the OTB market in which HBB has not materially participated in the past but is now able to with this initiative in place. For example, stand mixers is the largest OTB category, and in the fall of 2019 HBB introduced a Wolf Gourmet® Precision Stand Mixer. HBB plans to enter virtually every meaningful OTB category with its existing brands, and potentially other brands, to further increase its share of this important market. Over the next five years, HBB is pursuing a significant increase in its current share of the OTB market by targeting a compound annual growth rate of more than 20% over the next several years.
Enhance the company’s leadership position in the e-commerce channel globally: Traditional physical retail channels have experienced low growth or declines in recent years, while the e-commerce channel has experienced significant growth. HBB has a strong presence in all of the retail channels where consumers want to buy small kitchen appliances, including e-commerce. As online sales of small kitchen appliances have grown, HBB has invested in industry leading selling and marketing capabilities, while maintaining its presence in traditional retail channels. Success in the e-commerce channel requires providing products at the right price, products that earn strong ratings and reviews, and meaningful engagement with online shoppers. HBB’s products generally earn favorable reviews and online ratings of four stars and above. In 2018, in the U.S. e-commerce channel, the Hamilton Beach® brand was number one in units and a leader in dollars in the small kitchen appliance category. HBB estimates that the e-commerce channel could account for approximately 40% of the U.S. small kitchen appliance industry in the future, which should position the company for significant growth gained by leveraging its market leading position. HBB’s objective is to grow faster than the e-commerce rate of growth in each market and category where it competes, particularly in its core North American business. The emerging markets of Brazil and China, in which the company has a presence, have well developed e-commerce channels and provide another frontier of opportunity. Additionally, the e-commerce channel is becoming increasingly significant to the company’s Global Commercial business. HBB plans to continue to focus on providing best-in-class retailer support, increasing engagement with end users and enhancing programs designed to make the company a preferred partner globally. Online sales are expected to grow in 2019 and the coming years at a significantly higher growth rate than the brick-and-mortar growth rate.
Expand the company’s Global Commercial leadership position: HBB is expanding its leading position in the global commercial small appliance market, serving customers in the food service and hotel industries. Since 2010, HBB’s Global Commercial products have achieved a compound annual growth rate of more than 6%. The key elements that have driven this growth include a strong experienced team, expansion of HBB’s high-

performance blender and mixing product line, and further expansion into new categories and price points. Over the past few years, HBB has experienced strong growth for its commercial products across the Americas, Europe and Asia. In 2018, HBB’s Global Commercial revenue grew by 7%. HBB believes its Global Commercial business can generate annual revenue growth rates of 6% to 7% for the foreseeable future. HBB has recently increased resources dedicated to this initiative, with a goal to further accelerate the annual growth rate. In the next few years, HBB expects to see particularly strong sales generated by global and regional food service and hotel chains and by emerging chains in the Asia-Pacific region. New products HBB has introduced in the fast growing juicing segment should deliver meaningful new opportunities globally. Additional new products that have been introduced into other segments, such as vacuum packaging, mixing and coffee, should generate incremental growth. As the e-commerce channel becomes more significant in the commercial market place, HBB’s leading capabilities for online selling and marketing will be a strong competitive advantage. Strategic acquisitions in the commercial market are of particular interest to HBB.
Enter new emerging markets: HBB has expanded selectively into several emerging markets, including Brazil, China and India, where consumers have increasing purchasing power and are just beginning to establish brand preferences. Additionally, HBB is selectively selling into other international markets, such as the UK and Saudi Arabia, and HBB licenses brands in South Korea and other markets. In 2018, as a result of increasing product offerings, expanding distribution channels, and enhancing sales and marketing capabilities, HBB generated revenue growth of 21% in the emerging markets in which it participates. Over the next three to five years, HBB believes that its revenue growth in emerging markets will continue and that there is upside potential to deliver significantly higher revenue growth. HBB plans to achieve the continued growth through further expansion in Brazil and China, where the company has adequate infrastructure in place. In 2019, HBB entered the India market. Focus on the e-commerce channel will also support HBB’s efforts to increase the role of international sales in its portfolio. While expanding into emerging markets can be challenging due to the need to understand local consumer desires, as well as a complex web of agency approvals and voltage differences, HBB is taking a thoughtful and targeted approach to capture opportunities.
Enter new categories that leverage the company’s strong sourcing and distribution capabilities: HBB has begun to expand outside of the traditional small kitchen appliance market where it has identified opportunities to leverage its branding, sourcing, distribution and e-commerce expertise. The e-commerce channel enables HBB to introduce new products quickly and relatively inexpensively and to react on a timely basis to consumer responses to new offerings. In 2017 and 2018, HBB launched products in new categories such as compact refrigerators, coffee air pots, knife sharpeners, laundry accessories, and kitchen and bathroom scales, among others. Over the next three years, HBB plans to introduce additional categories and products and will invest more deeply in those new categories that gain particularly strong traction. This initiative will also enable HBB to test its ability to enter high revenue categories. For example, the oral care category has a large and growing presence in the e-commerce channel, and HBB believes it can test various opportunities to determine how to best leverage its core capabilities and participate in a meaningful way. In 2019, HBB introduced a sonic rechargeable toothbrush under the BrightlineTM brand name through the e-commerce channel. The new categories initiative is in its early stages and at this time does not generate meaningful revenue; however, as it gains traction HBB believes it can accelerate revenue growth.
Acquire companies that meet strategic criteria: HBB’s target profile for acquisitions includes businesses in both the consumer and commercial markets with a competitive position, a strong brand or channel presence and the potential to enter new product categories. A bolt-on acquisition with revenue in the $50 million to $100 million range, or potentially two or three smaller acquisitions within that range, could significantly accelerate HBB’s progress in achieving its long-term revenue objectives. However, HBB is disciplined, given the current high price of acquisitions, and seeks only acquisitions that are value creating and accretive in the near term.
HBB has begun to realize a return from its investments to support the Strategic Initiatives, including people, products and processes, and expects to increase returns over the next several years as the initiatives mature. HBB requires a relatively low level of capital investment, resulting in the potential to generate consistently strong free cash flow and strong return on total capital employed, which has generally been high relative to industry standards. HBB expects that 2020 will be a year of enhanced performance compared to 2019 and that the Strategic Initiatives will drive significant growth for the company in the coming years.

Conference Call

In conjunction with this news release, the management of Hamilton Beach Brands Holding Company will host a conference call on Thursday, November 7, 2019 at 9:30 a.m. Eastern time. The call may be accessed by dialing (833) 241-4258 (Toll Free) or (647) 689-4209 (International), Conference ID: 9676288, or over the internet through Hamilton Beach Brands Holding Company's website at www.hamiltonbeachbrands.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 14, 2019. The online archive of the broadcast will be available on the Hamilton Beach Brands Holding Company website.

Forward-looking Statements Disclaimer

The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
Hamilton Beach Brands, Inc.: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Hamilton Beach Brands buys, operates and/or sells products, (8) the impact of tariffs on customer purchasing patterns, (9) product liability, regulatory actions or other litigation, warranty claims or returns of products, (10) customer acceptance of, changes in costs of, or delays in the development of new products, (11) increased competition, including consolidation within the industry, (12) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of Hamilton Beach Brands products, (13) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (14) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2018 and Form 10-Q for the quarter ended September 30, 2019.
Kitchen Collection: (1) the expected amount and timing of charges and cash expenditures and expected completion of the contemplated actions related to the wind down of the business, (2) the charges or cash expenditures may be in excess of the estimated amounts or may occur in different fiscal periods than expected, (3) the Company’s inability to complete actions to exit the Kitchen Collection business within the time periods anticipated, and (4) other risk factors, including those described in the Company’s Form 10-K for the year ended December 31, 2018 and Form 10-Q for the quarter ended September 30, 2019.

About Hamilton Beach Brands Holding Company

Hamilton Beach Brands Holding Company is an operating holding company for Hamilton Beach Brands, Inc. and The Kitchen Collection, LLC. Hamilton Beach Brands is a leading designer, marketer and distributor of branded, small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. On October 15, 2019, the Company announced the wind down of the

Kitchen Collection business and the closure of all of its 160 stores by the end of 2019. For more information about Hamilton Beach Brands Holding Company and its subsidiaries, visit the Company’s website at www.hamiltonbeachbrands.com.
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HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
	(In thousands, except per share data)
Revenue	$169,778	$196,901	$463,582	$501,475
Cost of sales	129,194	146,550	352,618	372,478
Gross profit	40,584	50,351	110,964	128,997
Selling, general and administrative expenses	36,182	39,211	108,306	117,328
Amortization of intangible assets	345	345	1,036	1,036
Operating profit	4,057	10,795	1,622	10,633
Interest expense, net	864	1,001	2,514	2,422
Other expense (income), net	688	(426)	230	(253)
Income (loss) before income taxes	2,505	10,220	(1,122)	8,464
Income tax expense	2,108	2,176	1,186	1,712
Net income (loss)	$397	$8,044	$(2,308)	$6,752

Basic and diluted income (loss) per share	$0.03	$0.59	$(0.17)	$0.49

Basic weighted average shares outstanding	13,579	13,704	13,726	13,694

Diluted weighted average shares outstanding	13,595	13,713	13,726	13,697

SEGMENT FINANCIAL HIGHLIGHTS

	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
	(In thousands)
Revenue
Hamilton Beach	$150,901	$172,464	$408,480	$433,747
Kitchen Collection	20,288	25,884	57,824	70,746
Eliminations	(1,411)	(1,447)	(2,722)	(3,018)
Total	$169,778	$196,901	$463,582	$501,475

Operating profit (loss)
Hamilton Beach	$7,291	$13,238	$11,905	$21,212
Kitchen Collection	(3,143)	(2,407)	(10,063)	(10,545)
Eliminations	(91)	(36)	(220)	(34)
Total	$4,057	$10,795	$1,622	$10,633

Depreciation and amortization
HBB	$972	$1,055	$2,813	$2,991
KC	154	258	466	784
Total	$1,126	$1,313	$3,279	$3,775

Capital expenditures
HBB	$1,184	$2,610	$3,156	$6,964
KC	30	75	149	276
Total	$1,214	$2,685	$3,305	$7,240

HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	SEPTEMBER 30 2019	DECEMBER 31 2018	SEPTEMBER 30 2018
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$1,866	$6,352	$2,139
Trade receivables, net	106,135	102,592	113,683
Inventory	181,847	144,691	183,831
Prepaid expenses and other current assets	22,445	24,514	20,766
Total current assets	312,293	278,149	320,419
Property, plant and equipment, net	22,653	22,630	23,309
Goodwill	6,253	6,253	6,253
Other intangible assets, net	3,483	4,519	4,864
Deferred income taxes	6,161	8,163	10,450
Deferred costs	8,925	8,012	10,306
Other non-current assets	1,561	2,701	3,322
Total assets	$361,329	$330,427	$378,923
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$147,206	$132,968	$143,955
Accounts payable to NACCO Industries, Inc.	220	2,419	2,480
Revolving credit agreements	59,702	11,624	69,883
Accrued compensation	15,568	17,023	16,575
Accrued product returns	8,266	10,941	9,601
Accrued cooperative advertising	9,940	10,314	8,950
Other current liabilities	20,711	21,612	18,189
Total current liabilities	261,613	206,901	269,633
Revolving credit agreements	30,000	35,000	30,000
Other long-term liabilities	14,961	23,088	24,840
Total liabilities	306,574	264,989	324,473
Stockholders' equity
Class A Common stock	95	93	92
Class B Common stock	44	44	45
Capital in excess of par value	54,143	51,714	51,366
Treasury stock	(5,960)	—	—
Retained earnings	24,955	30,897	17,031
Accumulated other comprehensive loss	(18,522)	(17,310)	(14,084)
Total stockholders' equity	54,755	65,438	54,450
Total liabilities and stockholders' equity	$361,329	$330,427	$378,923

HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	NINE MONTHS ENDED SEPTEMBER 30
	2019	2018
	(In thousands)
Operating activities
Net income (loss)	$(2,308)	$6,752
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	3,279	3,775
Deferred income taxes	2,969	1,900
Share-based compensation expense	2,430	3,270
Impairment of property, plant and equipment	975	244
Other	142	(3,064)
Net changes in operating assets and liabilities:
Affiliates payable	(2,199)	(6,709)
Trade receivables	(4,897)	(4,992)
Inventory	(37,641)	(49,087)
Other assets	(231)	(6,524)
Accounts payable	14,927	943
Other liabilities	(12,577)	6,912
Net cash used for operating activities	(35,131)	(46,580)
Investing activities
Expenditures for property, plant and equipment	(3,305)	(7,240)
Other	37	7
Net cash used for investing activities	(3,268)	(7,233)
Financing activities
Net additions to revolving credit agreements	43,074	48,538
Cash dividends paid	(3,634)	(3,492)
Purchase of treasury stock	(5,960)	—
Net cash provided by financing activities	33,480	45,046
Effect of exchange rate changes on cash	433	—
Cash and cash equivalents
Decrease for the period	(4,486)	(8,767)
Balance at the beginning of the period	6,352	10,906
Balance at the end of the period	$1,866	$2,139